Exhibit 99.1

Press Release:

Sturm, Ruger & Company Adopts Limited Duration Stockholder Rights Plan

Board Acts in Response to a Significant Accumulation by Beretta

Protects Value of All Stockholders’ Investments in Sturm, Ruger & Co

SOUTHPORT, CONNECTICUT, October 14, 2025 – The Sturm, Ruger & Company, Inc. (NYSE: RGR) (“the Company”) Board of Directors (the “Board”) today announced that it has approved the adoption of a limited-duration stockholder rights plan (the "Rights Plan"). The Rights Plan is effective October 14, 2025 (“Effective Date”) and will expire on October 13, 2026.

The Board, in consultation with its advisors, adopted the Rights Plan in response to the public announcement by Beretta Holding S.A. (“Beretta”) that it had accumulated a significant economic interest in Ruger’s common stock and intends to engage in discussions with the Company regarding “potential areas of operational and strategic collaborations”. The Rights Plan is intended to ensure that the Board remains in the best position to perform its fiduciary duties and to enable all stockholders to receive fair and equal treatment. It is also designed to allow all stockholders to realize the long-term value of their investment by reducing the likelihood that Beretta would gain control through open market accumulation or other coercive tactics without appropriately compensating the Company’s stockholders or allowing the Board sufficient time to make informed judgments. The Rights Plan is a temporary measure to give the Board time to understand Beretta’s intentions and evaluate options.

In adopting the Rights Plan, the Board considered, among other things, that:

●	Beretta filed their Schedule 13D on September 22, 2025 announcing a 7.7% ownership interest in Ruger without providing prior notification to the Company or attempting to engage in any discussions with the Company;

●	On October 2, 2025, Beretta filed an amendment to its Schedule 13D disclosing a 9.0% ownership stake in Ruger;

●	Beretta refused to enter into a customary confidentiality and standstill agreement to facilitate discussions;

●	The Company has tried to engage with Beretta since the filing of its initial Schedule 13D to learn more about Beretta’s plans and intentions without success;

●	Beretta has provided no specifics as to what “potential areas of operational and strategic collaborations” it would like to discuss; and

●	On October 10, 2025, Beretta informed the Board via a letter that it would not, under any circumstances, sign a standstill agreement, among other matters.

John Cosentino, Jr., Chairman of the Board, said, "In light of the potential for Beretta to significantly increase its position in Ruger, the Board determined that adopting the Rights Plan is prudent to fulfill its fiduciary duties to all stockholders. Ruger looks forward to meeting with Beretta, a leader in the industry, and learning more about what operational and strategic collaborations they have in mind. We are open to any ideas for lasting value creation. Our Board and management team remain committed to providing quality and innovative firearms and delivering long-term value to our stockholders.”

About the Rights Plan

The Rights Plan is similar to plans adopted by other publicly traded companies. It applies equally to all current and future stockholders and is not intended to deter offers or preclude the Board from considering offers that are fair and otherwise in the best interests of the Company's stockholders. The Rights Plan is designed to deter the acquisition of actual, de facto or negative control of the Company by any person or group without appropriately compensating its stockholders for that control.

Pursuant to the Rights Plan, the Company is issuing one right for each share of common stock. The rights will initially trade with Company common stock and will generally become exercisable only if any person or group acquires 10.0% or more of the Company's outstanding common stock (the "triggering percentage"). Passive institutional investors are exempted from the Rights Plan. The Rights Plan does not limit any stockholder’s ability to conduct or otherwise support a solicitation in connection with a meeting of stockholders. If the rights become exercisable, all holders of rights (other than the person or group triggering the Rights Plan, whose rights would become void) will be entitled to acquire shares of common stock at a 50% discount to the then-current market price or the Company may exchange each right held by such holders for one share of common stock.

Under the Rights Plan, any stockholder that currently owns more than the triggering percentage may continue to own its shares of common stock, but the rights will become exercisable if such stockholder subsequently increases its ownership by one or more shares. The Rights Plan does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board of directors to redeem the rights.

Further details about the Rights Plan are contained in a Form 8-K filed today by the Company with the Securities and Exchange Commission.

RW Baird & Co. is acting as financial advisor to Ruger and White & Case LLP is acting as legal advisor.

About Sturm, Ruger & Company, Inc.

Sturm, Ruger & Company, Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For over 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

Sturm, Ruger & Co., Inc. “Arms Makers for Responsible Citizens®”

Cautionary Note Regarding Forward Looking Statements

This News Release contains forward-looking information concerning future expectations, including, but not limited to, whether the Rights Plan will have its intended effects. The forward-looking information includes statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; and the Company's strategies, positioning, resources, capabilities, and expectations for future performance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The risks included above are not exhaustive. Other factors that could adversely affect the company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.